                                                                   EXHIBIT 10.17

                               PURCHASE AGREEMENT
                                     BETWEEN
                              HARRIS SEMICONDUCTOR
                                       AND
                                  PRAXAIR, INC.

      THIS AGREEMENT numbered PRAXHO92FINO4O1 is entered into as of the fourteenth (14th) day of March, 1997, by and between Harris Semiconductor, a Delaware corporation, having an office at 1700 Fostoria Road, Findlay, Ohio 45840, hereinafter referred to as "Buyer" and PRAXAIR, INC., a Delaware corporation, having an office at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 hereinafter referred to as "Seller").

                                   WITNESSETH:

In consideration of the mutual promises contained herein, the parties intending to be legally bound agree as follows:

I. SCOPE

Seller agrees to sell and Buyer agrees to purchase from Seller, on the terms and conditions herein after set forth, Buyer's total requirements (at all locations listed in Exhibit "A", (except Mountaintop's Existing Fab 8) of Silane as listed on Exhibit "A" (hereinafter, "Product"). This Agreement will be in effect from the date hereof for a term of six (6) years beginning March 14, 1997.

II. PRICING

All prices for locations listed in Exhibit "A" are F.O.B. delivered to Buyer's locations for Findlay, Ohio and Mountaintop, Pennsylvania and F.O.B. Seller's location for Palm Bay, Florida. In the event the parties agree to add additional locations to Exhibit "A", said prices may be adjusted up or down to reflect any additional cost variance associated with supply to such additional locations.

Prices shall remain as stated in Exhibit "A" through March 13, 1999, thereafter Seller will have the right to revise the Prices annually by giving Buyer not less than sixty (60) days prior written notice of the effective date of such revision; provided, however, that if said Prices are increased and Buyer, within thirty (30) days after said notice, furnishes Seller with credible written evidence that Buyer can purchase Product to which such increased Prices apply from a responsible supplier for a specified term in like quantities and qualities at lower prices under similar terms and conditions, and Seller, within thirty (30) days thereafter, does not agree to either meet said lower prices or rescind the notice of increased Prices, Buyer will have the right within ten
(10) days thereafter to terminate this Agreement as to the supply of Product for which such lower prices are offered by giving Seller not less than ten (10) days prior written notice. A subsequent reduction in overall volume caused by this action shall not be grounds for any price adjustments described herein in Section IV QUANTITIES. If Seller agrees to meet the lower prices or rescind the notice of increased Prices, Seller will also have the right to extend the Basic Term of the Agreement covering such Product, for a period equal to the term specified in the lower price offer.

Seller agrees that: (1) No material will be invoiced against this Agreement number as it is intended for use by Buyer as a control number only; (2) All charges with respect to purchase orders issued hereunder shall be issued in accordance with the purchase orders issued hereunder; and (3) Payment terms shall be thirty (30) days after receipt of invoice for Buyer's locations in Findlay, Ohio and Mountaintop, Pennsylvania and monthly per Buyer's invoices as set forth in Section X TRANSPORTATION AND WAREHOUSING.

III. BUYER'S DIVISIONS AND SUBSIDIARIES

Seller agrees that the term "Buyer" as referred to herein, includes all of Buyer's divisions and subsidiaries, which now, or during the Agreement period, may make purchases under the terms of this Agreement. All purchase orders issued with a notation thereon to the effect that they are submitted pursuant to and are to be governed by this Agreement and which otherwise comply with the terms hereof, shall be accepted hereunder by Seller and shall be subject to and receive the benefits of all the terms of this Agreement, included in Exhibit "A".

IV. QUANTITIES

It is understood by both parties of this Agreement that quantities indicated herein are strictly projections made by Buyer with the best information available at the time. These quantities could be subject to change due to economic conditions or other factors beyond Buyer's control. Buyer will strive to meet these commitments but will not be penalized for their inability to meet the quantities indicated. The prices set forth in Exhibit "A" are predicated on the total estimated volume and of the locations listed in Exhibit "A". Should such quantities increase or decrease during a period of nine (9) months by an average amount greater than - twenty-five percent (25%) for reasons other than Seller's inability to supply Buyer's requirements, and such increased or decreased quantities are expected to remain at that level, then Buyer and Seller agree to discuss the impact on the Seller's costs and adjust the prices listed in Exhibit "A" accordingly.

In the event the quantities of Product are more economically supplied in bulk quantities as agreed to by Buyer and Seller, then Buyer and Seller will negotiate in good faith any necessary adjustments in pricing, terms and conditions.

If a part or all of the quantities for a location listed in Exhibit "A" is no longer required and is subsequently required at an additional location not listed in Exhibit "A" and Buyer is not obligated to purchase that Product from another supplier, then Buyer and Seller agree to negotiate in good faith for the supply of the transferred quantity.

V. QUALIFICATION TESTING

Without in any way limiting its warranty or acceptance testing rights under this Agreement, Buyer intends to from time to time subject samples of Product to be purchased hereunder to additional testing by a mutually agreed upon testing facility to assure that said Product meets requirements of the specifications set forth in Exhibit "A." Buyer will reference the specifications listed in Exhibit "A" on Buyer's Purchase Orders as a method of communication of the specification of the Product to the Seller with each order for Product to be delivered to the locations specified in Exhibit "A". Buyer shall notify Seller of any deficiencies indicated by said testing and Seller shall at its own expense alter said items to be delivered hereunder so that they will perform to the requirement of the specifications as defined in Exhibit "A" (attached) unless Buyer has elected in writing to waive said deficiency.

Buyer retains the right and option to purchase Product under this Agreement prior to completion of its qualification testing of said Product. In the event said qualification tests by a mutually agreed upon testing facility shall disclose deficiencies (deficiencies meaning not meeting agreed upon specification) in any Product to be purchased hereunder, Buyer at its options may require Seller to suspend further deliveries of said Product until such time as Seller shall have corrected said deficiencies at its own expense. o Seller agrees that it will repair, modify or replace at no cost to Buyer all of said nonconforming Product which has been delivered to Buyer pursuant to this Agreement within 60 days of receipt of Buyer's notice of deficiency.

In the event that Seller shall fail to correct at its own expense any and all deficiencies within a reasonable period of time after receiving notice thereof from Buyer, Buyer shall have the right at its option to cancel all or any portion of its outstanding or completed orders for said items without charge and to return for full credit at Seller's expense all nonconforming Product delivered to Buyer within 90 days prior to the date upon which Seller received Buyer's notice of deficiency. Seller agrees that with respect to items now or anytime hereafter subject to this Agreement, it will make available to Buyer at no charge results of its quarterly SPC data, and in conjunction with each delivery, Seller shall also supply at no charge to Buyer, a Certificate of Compliance representing Product supplied hereunder. Buyer has the option, with thirty (30) days prior written notice to audit Seller's ISO 9000 procedures associated with such Product.

VI. SPECIFICATIONS AND PRODUCTION PROCESS CHANGES

Seller agrees that all Products to be delivered under this Agreement shall meet the specifications described in Exhibit "A" as well as applicable drawings, Buyer approved samples and other descriptions thereof agreed to by the parties. Seller further agrees that in addition to the foregoing requirements, and without limitation thereof, it will not make any such change in a Product specification without first having received Buyer's prior written consent. Seller recognizes that Buyer is in an industry which requires an ever increasing gas purity. If during the term of the Agreement, Buyer believes that a higher purity product is beneficial and necessary, Buyer agrees to contact Seller in writing and advise Seller of such needs and a brief description of Buyer's rational.

In such event, if the Product, based on the new specification, which is verifiable using generally acceptable industry test procedures (or which is verifiable using SEMI or ASTM test procedures) and is commercially available in the marketplace from an alternate source, Seller will have the option to provide Buyer with a product that is comparable in overall price and is equivalent to or superior than the product that is available from an alternate source. Buyer and Seller will negotiate in good faith the adjustments necessary to supply such Product to Buyer within sixty (60) days. If such Product is not commercially available in the marketplace from an alternate source, Seller will provide Buyer with an estimate of the additional costs and time required to supply such Product with improved specifications within sixty (60) days. If acceptable to Buyer, Buyer will notify Seller of its acceptance and Seller will begin the steps necessary to supply such Product and this Agreement will be amended to reflect the new specifications and prices agreed upon by the parties. Buyer will limit such requests for Product with new specifications that is not commercially available, to no more than one request per year per location.

In either event, if Seller is unable or unwilling to supply Buyer with Product with new specifications, Buyer shall have the right to terminate this Agreement, after thirty (30) days from notification from Seller of such inability or unwillingness, with respect to the location and quantity relating to the new specification. This Agreement will remain in effect for all locations not effected by such new specifications.

VII. ADDITIONAL ITEMS

If at any time during the term of this Agreement, Buyer shall have a need for items being commercially produced by Seller, which although not then listed on Exhibit "A" are in the same general product line as the Products listed on Exhibit "A", Buyer shall have a right upon thirty (30) days prior written notice to Seller to have said items added to this Agreement for purchase according to the terms hereof at prices that are mutually agreeable at that time.

VIII. RELEASES

A. Buyer will issue monthly releases of required quantity to be delivered.

IX. OTHER TERMS AND CONDITIONS

This Agreement supersedes any prior agreement or agreements between Buyer and Seller covering the supply of Product to Buyer's locations listed in Exhibit "A". The entire agreement is contained herein and in the Exhibits and attachments hereto. There are no other promises, representations or warranties affecting this Agreement, and any other or different terms or conditions in any purchase orders or other documents issued or accepted hereunder will be deemed null and void. Any headings contained in this Agreement are used only as a matter of convenience and reference, and are in no way intended to define, limit, expand or describe the scope of this Agreement. This Agreement will be governed by the laws of the State of Florida.

X. TRANSPORTATION AND WAREHOUSING

Buyer and Seller have agreed to maintain an inventory, as set forth in Exhibit "A", of Product at a Buyer's location in Palm Bay, Florida. Product for Palm Bay, Florida will be transported by a carrier selected by and paid for by the Buyer, and approved by the Seller, which approval will not be unreasonably withheld. Buyer accepts receipt of the Product when it reaches the Buyer's location and will notify Seller weekly of the Product removed from inventory. Buyer will submit an invoice for all removed Product and pay such invoice each month.

Buyer and Seller have agreed to maintain an inventory as set forth in Exhibit "A", of Product at Seller's warehouse in Findlay, Ohio for Buyer's location in Findlay, Ohio. Product for Findlay, Ohio will be transported by a carrier selected by and paid for by the Seller. Buyer accepts receipt of the Product when it reaches the Buyer's location. Seller will submit an invoice with each order and Buyer will pay such invoice within thirty (30) days of receipt of such invoice.

Buyer and Seller have agreed to maintain an inventory as set forth in Exhibit "A", of Product at Seller's warehouse in Bethlehem, Pennsylvania for Buyer's location in Mountaintop, Pennsylvania. Product for Mountaintop, Pennsylvania will be transported by a carrier selected by and paid for by the Seller. Buyer accepts receipt of the Product when it reaches the Buyer's location. Seller will submit an invoice with each order and Buyer will pay such invoice within thirty
(30) days of receipt of such invoice.

Buyer and Seller agree to negotiate in good faith any further adjustments to such transportation and warehousing arrangements as deemed necessary by both parties.

XI. WARRANTY

Product delivered hereunder will meet the specifications as set forth in Exhibit "A". If in the event Seller fails to supply product (ASiMI and MEMC) and/or product that meets the specifications as set forth in Exhibit "A", Buyer shall notify Seller in writing of such occurrence and Seller shall remedy the failure through replacement of Product. In the event Seller is unable or unwilling to provide replacement Product which meets applicable specifications, Buyer shall have the right to temporarily secure a supply of Product for that location outside of this Agreement at no cost to Seller. Seller will have thirty (30) days to provide Buyer with its action plan to resolve the problem so that Seller can provide Buyer with Product that meets the specification. Subsequently, should the occurrence of such failures continue unresolved over a continuous period of thirty (30) days or intermittently over a period of six (6) months for a total of thirty (30) days then Buyer may terminate this Agreement at no cost for that quantity at that location listed in Exhibit "A". Buyer acknowledges that it may obtain devices which have the capability of testing whether the Products delivered hereunder meet such specifications. In the event any Product delivered hereunder fails to meet the specifications as set forth in Exhibit "A" and solely as a result of such failure Buyer's piping system, wafers, devices, or chips being manufactured are damaged, in addition to Buyer's remedies set forth above, Seller shall pay for such damage an amount not to exceed two (2) times the price of the non-conforming Product. THERE ARE NO EXPRESS WARRANTIES BY SELLER OTHER THAN THOSE SPECIFIED IN PARAGRAPH VI AND THIS PARAGRAPH. NO WARRANTIES BY SELLER (OTHER THAN WARRANTY OF TITLE AS PROVIDED IN THE UNIFORM COMMERCIAL CODE) SHALL BE IMPLIED OR OTHERWISE CREATED, INCLUDING BUT NOT LIMITED TO WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE UNDER THE UNIFORM COMMERCIAL CODE.

XII. LIABILITY

Buyer acknowledges that there are hazards associated with Product, including without limitation the storage, use and handling thereof, and Buyer agrees that its personnel concerned with Product are aware of such hazards. Buyer assumes all responsibility for the suitability and the results of using Product alone or in combination with other articles or substances and in any manufacturing, medical, or other process or procedures. Buyer will notify Seller of any hazards and safety procedures at Buyer's Location(s) and Buyer will notify Seller in advance of any anticipated construction, renovation, or change in operations in the area of any Supply System site so that any hazards associated with same can be minimized. Buyer will be responsible for complying with all relevant reporting obligations under all applicable laws, including without limitation the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11049 [EPCRA, also commonly known as Title III of the Superfund Amendments and Reauthorization Act of 1986 (SARA Title III)], that result from the presence at Buyer's Location(s) of Product supplied under this Agreement. Buyer will warn and protect its employees, independent contractors and others exposed to the hazards posed by Buyer's storage, use and handling of Product. Seller will provide documents to Buyer containing Seller's safety and health information pertaining to Product, including Seller's Material Safety Data Sheet(s), and Buyer will incorporate such information into Buyer's safety program. Seller shall not be liable under this Agreement for any incidental, consequential, indirect or special damages. Each party hereby indemnifies and holds harmless the other party from any actions, lawsuits, demands, claims, losses, expenses, costs, including without limitation legal fees, and damages, arising from the injury, illness or death of the indemnifying party's employees in any way related to Product supplied by Seller under this Agreement, whether or not such injury, illness, or death is claimed to have been caused by, resulted from, or was in any way connected with the negligence of the party to be indemnified.

XIII. CONTINGENCIES

Seller will not be liable for default or delay in delivery or other performance of any of its obligations hereunder due to acts of God, accident, fire, flood, storm, riot, war, sabotage, explosion, strike, labor disturbance, national defense requirement, governmental law, ordinance, rule or regulation, whether valid or invalid, inability to obtain electricity or other type of energy, raw material, labor, equipment or transportation, or any similar or different contingency beyond its reasonable control which would make performance commercially impracticable whether or not the contingency is of the same class as those enumerated above.

XIV. ASSIGNMENT

Any assignment of this Agreement by either party without the prior written consent of the other party, which consent will not be unreasonably delayed or withheld, will be void; provided, however, that Seller will have the right without Buyer's consent to assign this Agreement to any affiliate of Seller, or any party obtaining all or substantially all of the business assets of Seller and Buyer will have the right without Seller's consent to assign this Agreement to any affiliate of Buyer, or any party obtaining all or substantially all of the business assets of Buyer. This Agreement will inure to the benefit of, and be binding upon, the respective heirs, representatives, successors, including any by way of merger or consolidation, and permitted assigns of the parties.

XV. CONFIDENTIALITY

This Agreement, including the Exhibit(s) and any addendum hereto, and all drawings, diagrams, specifications, operating data, pricing and costs and other materials furnished by either party to the other in connection therewith, and the information therein are proprietary to the disclosing party. Such materials contain trade secrets and other confidential information of the disclosing party. The receiving party may not reproduce or distribute such materials except to the receiving party's employees for the purpose of performing the receiving party's obligations under this Agreement. In the case of any of the aforementioned disclosures, the receiving party will inform its employees that such information is the confidential information of the disclosing party and is to be treated accordingly. All such information (except information as may be established to be in the public domain) will be received in confidence by the receiving party, and the receiving party will exercise the same degree of care to hold such information in confidence as it uses with respect to its own trade secrets and/or confidential and proprietary information. Unless otherwise agreed to by the parties, the receiving party will keep all such information confidential for a period which will expire five (5) years after the termination date of this Agreement. Notwithstanding anything herein to the contrary, Buyer hereby grants to Seller the right to reasonably use the supply system(s) for promotional purposes, including visits to the supply system site(s) by Seller with third parties. Each such promotional use, however, will be subject to Buyer's approval, which approval will not be unreasonably delayed or withheld.

XVI. AMENDMENTS

The provisions of this Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by both parties. A waiver of any of the terms and conditions hereof will not be deemed a continuing waiver, but will apply solely to the instance to which the waiver is directed. IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of _________, 1997.


Praxair, Inc.                         Harris Corp.

By:    [illegible]                    By:    /s/ Gene H. Wyckoff
       ------------------                    ---------------------

Title: Sales Director                 Title: Sr. Mgr. Material
       ------------------                    ---------------------

Date:  5/29/97                        Date:  5-22-97
       ------------------                    ---------------------

                                   Exhibit "A"
                              dated March 14, 1997
                                Palm Bay, Florida
                                     Silane

Current ASiMI Silane:


(Engineering Specification 210177-001 - dated 03/14/97)
                                        Year 1        Year 2       Year 3-6         Inventory
 Quantity               Package         Price/gram    Price/gram   Price/gram       Level
 -----------------------------------------------------------------------------------------------
 2,500 grams            1,250 grams     $0.221        $0.221       (See Article II)   0
 165,000 grams          5,000 grams     $0.175        $0.175       (See Article II)   4 to 10
Total:  167,000 grams

Optional ASiMI Silane:


(Engineering Specification 210177-001 - dated 03/14/97)
                                        Year 1        Year 2        Year 3-6         Inventory
 Quantity               Package         Price/gram    Price/gram    Price/gram       Level
 -----------------------------------------------------------------------------------------------
 2,500 grams            1,250 grams     $0.42         $0.42         (See Article II)  0
 165,000 grams          5,000 grams     $0.30         $0.30         (See Article II)  0
Total:  167,000 grams

Cylinder rental costs have been integrated in base product charges based upon an assumed cylinder residence time of one hundred and twenty (120) days. No separate cylinder rental charges will be applied unless the residence time is exceeded. In this event, cylinder rental charges shall be applied beginning on the one hundred and twenty-first (121st) day at a rate then representative of Seller's standard rental rates of such equipment.

                                   Exhibit "A"
                              dated March 14, 1997
                                  Findlay, Ohio
                                     Silane

Current MEMC Silane:

(Engineering Specification 420-7174-52 - dated 03/14/97)
                                   Year 1         Year 2         Year 3-6            Inventory
 Quantity          Package         Price/gram     Price/gram     Price/gram          Level
 ----------------------------------------------------------------------------------------------
 510,360 grams     9,000 grams     $0.31          $0.31          (See Article II)    4 to 10

Optional AsiMI Silane:

(Engineering Specification 420-7174-52 - dated 03/14/97)
                                  Year 1         Year 2          Year 3-6             Inventory
 Quantity         Package         Price/gram     Price/gram      Price/gram           Level
 -----------------------------------------------------------------------------------------------
 510,360 grams    9,000 grams     $0.175         $0.175          (See Article II)     0

Cylinder rental costs have been integrated in base product charges based upon an assumed cylinder residence time of one hundred and twenty (120) days. No separate cylinder rental charges will be applied beginning on the one hundred and twenty-first (121st) day at a rate then representative of Seller's standard schedule rental rates for such equipment.

                                   Exhibit "A"
                              dated March 14, 1997
                            Mountaintop, Pennsylvania
                                     Silane

Current MEMC Silane:

Batch Analysis (Engineering Specification 210177-001 - dated 03/14/97)
                                            Year 1        Year 2       Year 3-6            Inventory
 Quantity                 Package           Price/gram    Price/gram   Price/gram          Level
 ------------------------ --------------------------------------------------------------------------
 50,000 grams             5,000 grams       $0.35         $0.35        (See Article II)    2 to 6
 72,000 grams             12,000 grams      $0.30         $0.30        (See Article II)    1 to 3
 700,000 grams            14,000 grams      $0.30         $0.30        (See Article II)    5 to 25
Total:  822,000 grams

Individual Analysis (Engineering Specification 210177-001 - dated 03/14/97)
                                           Year 1         Year 2       Year 3-6            Inventory
 Quantity                Package           Price/gram     Price/gram   Price/gram          Level
 ----------------------------------------------------------------------------------------------------
 50,000 grams            5,000 grams       $0.59          $0.59        (See Article II)    0
 72,000 grams            12,000 grams      $0.41          $0.41        (See Article II)    0
 700,000 grams           14,000 grams      $0.40          $0.40        (See Article II)    0
Total:  822,000 grams

Optional ASiMI Silane:

Batch Analysis (Engineering Specification 210177-001 - dated 03/14/97)
                                           Year 1        Year 2         Year 3-6           Inventory
 Quantity               Package            Price/gram    Price/gram     Price/gram         Level
 ---------------------------------------------------------------------------------------------------
 50,000 grams           5,000 grams        $0.21         $0.21          (See Article II)   0
 72,000 grams           12,000 grams       $0.186        $0.186         (See Article II)   0
 700,000 grams          14,000 grams       $0.186        $0.186         (See Article II)   0
Total:  822,000 grams

Individual Analysis (Engineering Specification 210177-001 - dated 03/14/97)
                                          Year 1        Year 2          Year 3-6            Inventory
 Quantity               Package           Price/gram    Price/gram      Price/gram          Level
 -----------------------------------------------------------------------------------------------------
 50,000 grams           5,000 grams       $0.53         $0.53           (See Article II)    0
 72,000 grams           12,000 grams      $0.35         $0.35           (See Article II)    0
 700,000 grams          14,000 grams      $0.33         $0.33           (See Article II)    0
Total: 822,000 grams

Cylinder rental costs have been integrated in base product charges based upon an assumed cylinder residence time of one hundred and twenty (120) days. No separate cylinder rental charges will be applied unless the residence time is exceeded. In this event, cylinder rental charges shall be applied beginning on the one hundred and twenty-first (121st) day at a rate then representative of Seller's standard schedule rental rates for such equipment.